CONSULTANT AGREEMENT

2/2/00

This Agreement states that Terrie Pham shall receive 500,000 warrants for eConnect common stock, which are exercisable at $0.40 per share until December 31, 2000. This agreement is in consideration of consulting work performed by Mr. Pham in 1999.


/s/  Thomas S. Hughes                  /s/  Terrie Pham
Thomas S. Hughes                       Terrie Pham
Chairman & CEO, eConnect